Exhibit 99.B(k)

Jassmin McIver-Jones

Assistant Vice President

The Lincoln National Life Insurance Company

100 N. Greene Street

Greensboro, North Carolina 27401

Telephone: (336)691-3892

Jassmin.McIver-Jones@LFG.com

VIA EDGAR

April 8, 2022

U.S. Securities and Exchange Commission

100 F Street, N. E.

Washington, DC 20549-0506

Re:	Lincoln Life Flexible Premium Variable Life Account M
The Lincoln National Life Insurance Company
File No: 333-249922, 811-08557; CIK: 0001048607
Post-Effective Amendment No.: 2 on Form N-6, Rule 485(b)
Lincoln VULONE 2021

Dear Sir or Madam:

As Assistant Vice President of The Lincoln National Life Insurance Company (“Company”), I am familiar with the actions of the Board of Directors of the Company establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933 (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Certificate of Incorporation and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate.  Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to this Post-Effective Amendment No.: 2 to the  Registration Statement and to the reference to me under the heading “Experts” in said Registration Statement, as amended.

Very truly yours,

Jassmin McIver-Jones

Assistant Vice President